Filer:
  Company Data:
    Company Name:  Campbell Alternative Asset Trust

    IRS Number:  52-2238521
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-37548

                     CAMPBELL ALTERNATIVE ASSET TRUST
                      MONTHLY REPORT - February 2006
                                -----------



                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------


Net Asset Value (23,897.928 units) at January 31, 2006        $   41,262,478
Additions of 76.283 units on February 28, 2006                       130,157
Redemptions of (26.401) units on February 28, 2006                   (45,046)
Offering Costs                                                       (30,689)
Net Income (Loss) - February 2006                                   (456,400)
                                                              --------------

Net Asset Value (23,947.810 units) at February 28, 2006       $   40,860,500
                                                              ==============

Net Asset Value per Unit at February 28, 2006                 $     1,706.23
                                                              ==============

                         STATEMENT OF INCOME (LOSS)
                         --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                  $      (92,289)
    Change in unrealized                                            (521,343)

  Gains (losses) on forward contracts:
    Realized                                                          (3,148)
    Change in unrealized                                             (16,536)
  Interest income                                                    136,796
                                                              --------------

                                                                    (496,520)
                                                              --------------

Expenses:
  Brokerage fee                                                      104,247
  Performance fee                                                   (152,820)
  Operating expenses                                                   8,453
                                                              --------------

                                                                     (40,120)
                                                              --------------

Net Income (Loss) - February 2006                             $     (456,400)
                                                              ==============

                              FUND STATISTICS
                              ---------------


Net Asset Value per Unit on February 28, 2006                 $     1,706.23

Net Asset Value per Unit on January 31, 2006                  $     1,726.61

Unit Value Monthly Gain (Loss) %                                       (1.18)%

Fund 2006 calendar YTD Gain (Loss) %                                    0.84%

To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  Managing Owner
                                  Campbell Alternative Asset Trust

                                  Prepared without audit

Dear Investor,


Energy prices fall; setback to performance ...

Performance was negative across most of our portfolios in February, although returns remain positive for most investors overall for 2006. Prices for Crude Oil and Natural Gas fell sharply in February as inventory build-ups weighed on the market in the midst of one of the mildest winters on record in the northeastern US. Concern over geopolitical tensions also eased somewhat. While this brought welcome relief at the gas pumps, the trend reversal caused the majority of our losses this month.

A relatively quiet month in currencies left us mainly flat as the markets tried to ascertain the major central banks policy intentions for 2006. Ben Bernanke's first official appearances as Chairman of the Fed and the reintroduction of the US 30yr Bond were digested by the bond markets, but we did make some gains on our short-term interest rate positions. February was a volatile month for US equities, but Euro stocks enjoyed another strong month, and contributed solid gains to the portfolio.

February's returns highlighted the downside of trading in energy, which is one of the most volatile market sectors. We are often asked why we did not allocate more risk to Energy - or whatever the hot sector of the moment is, but the potential for sudden reversals in markets driven by weather or global politics is always high. Rather than over or under weighting allocations opportunistically, we target a portfolio which is appropriately balanced and robust over time.

As always, If you have any questions, please do not hesitate to call.

Sincerely,

Bruce Cleland
President & CEO